UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2023

GAIA, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-27517	84-1113527
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

833 West South Boulder Road Louisville, Colorado 80027
(Address of principal executive offices)

(303) 222-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	GAIA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, on October 2, 2023, Gaia, Inc. (the “Company”) entered into an Underwriting Agreement (the “Agreement”) with Lake Street Capital Markets, LLC (“the Underwriter”) in connection with the Company’s offer and sale of 1,855,000 shares of Class A common stock, par value $.0001 per share (“Common Stock”), of the Company at $2.70 per share (the “Offering”). In connection therewith, the Company also granted the Underwriter a 30-day option to purchase up to an additional 278,250 shares of its Common Stock (the “Overallotment Option”).

On November 3, 2023, the Underwriter exercised a portion of its Overallotment Option, electing to purchase an additional 203,754 shares of Common Stock. The exercise of the Overallotment Option resulted in net proceeds to the Company of approximately $0.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. Inclusive of the exercise of the Overallotment Option, a total of 2,058,754 shares of Common Stock were issued and sold in the Offering. The net proceeds from the Offering, including the exercise of the Overallotment Option, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $5.0 million. The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include additions to working capital, financing of capital expenditures, repayment of indebtedness, acquisitions and strategic investment opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gaia, Inc.

November 3, 2023	/s/ Ned Preston
	Name:	Ned Preston
	Title:	Chief Financial Officer